NEWS RELEASE	Exhibit 99.1

HECLA REPORTS PRELIMINARY 2014 PRODUCTION RESULTS OF

11.1 MILLION OUNCES OF SILVER AND 186,994 OUNCES OF GOLD

Increases of 24% and 56%, respectively, over 2013

FOR IMMEDIATE RELEASE

January 14, 2015

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary production results¹ for the fourth quarter and full year 2014, with strong performance from all three mines and the Company exceeding annual gold and silver production guidance.

HIGHLIGHTS

●	Silver production of 11.1 million ounces, a 24% increase over 2013 production.[2]

●	Gold production of 186,994 ounces, a 56% increase over 2013 production.[3]

●	Silver equivalent production of 34.5 million ounces for 2014, a 50% increase over 2013 and 142% increase over 2012 levels.[4]

●	Lead and zinc production is 33% and 11% higher than 2013 production.

●	Capital spending of approximately $132 million (excluding capitalized interest), $18 million less than guidance.

●	Cash and cash equivalents of approximately $209 million at year end, only $3 million less than 2013 year end.

“Hecla’s silver equivalent production is the most in Hecla’s history and higher than our guidance as all three mines are running well,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “The fourth quarter performance of Greens Creek and Casa Berardi exceeded our normal production expectations as a result of higher grades and in addition, increased recoveries at Casa Berardi over the third quarter. Cash balances are essentially unchanged from the end of last year, despite the lower price environment and the completion of Hecla’s second largest annual capital program that was designed to increase production, extend mine life and reduce operating risk. These results are testament to the strength of Hecla’s assets and the capability of our operating teams.”

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Lucky Friday restarted February 2013 and reached full historic production level in September 2013.
(3)	Increase in gold production due primarily to acquisition of Aurizon Mines Ltd. on June 1, 2013.
(4)	2014 silver equivalent calculation based on the following prices: $19.08 for Ag, $1,266.19 for Au, $0.95 for Pb, and $0.98 for Zn.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Greens Creek

Greens Creek’s fourth quarter production of 2.5 million ounces of silver and 15,289 ounces of gold exceeded the fourth quarter 2013 production of 1.8 million ounces of silver and 14,722 ounces of gold by 34% and 4% respectively. Annual production of 7.8 million ounces of silver exceeded the prior year’s production by almost 400,000 ounces. The mill operated at an average of 2,236 tons per day (tpd) in 2014.

Lucky Friday

Lucky Friday’s fourth quarter silver production of 745,766 ounces was 16% higher than the fourth quarter 2013 production of 642,224 ounces. Annual production of 3.2 million ounces of silver was more than double the prior year. The mill operated at an average of 847 tpd in 2014.

Casa Berardi

Casa Berardi’s fourth quarter gold production of 39,382 ounces was 22% higher than the fourth quarter 2013 production of 32,386 ounces, and represented the highest quarterly production since Hecla purchased the mine on June 1, 2013. Annual gold production was 128,241 ounces. The mill operated at an average of 2,267 tpd in 2014.

	Fourth Quarter Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013		December 31, 2014	December 31, 2013
PRODUCTION			Increase			Increase
Silver	3,213,095 oz.	2,488,722 oz.	29%	11,090,505 oz.	8,919,728 oz.	24%
Gold	54,671 oz.	47,108 oz.	16%	186,994 oz.	119,989 oz.	56%
Lead	9,787 tons	9,347 tons	5%	40,255 tons	30,374 tons	33%
Zinc	17,219 tons	16,417 tons	5%	67,969 tons	61,406 tons	11%
Greens Creek	2,459,092 silver oz.	1,841,081 silver oz.	34%	7,826,341 silver oz.	7,448,347 silver oz.	5%
Greens Creek	15,289 gold oz.	14,722 gold oz.	4%	58,753 gold oz.	57,457 gold oz.	2%
Lucky Friday	745,766 silver oz.	642,224 silver oz.	16%	3,239,151 silver oz.	1,459,000 silver oz.	122%
Casa Berardi	39,382 gold oz.	32,386 gold oz.	22%	128,241 gold oz.	62,532 gold oz.	105%

Hecla expects to report fourth quarter and 2014 financial results and 2015 guidance on February 18, 2015.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Cautionary Statements Regarding Preliminary Results

All measures of the Company's fourth quarter and 2014 financial and operational results and of the Company’s financial condition contained in this news release, including cash on hand, are preliminary and reflect the Company’s expected fourth quarter and 2014 results as of the date of this news release. Actual reported fourth quarter and 2014 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of annual silver production for 2014 on a consolidated basis and at each of the Greens Creek and Lucky Friday mines, annual gold production for 2014 at Casa Berardi, fourth quarter 2014 production and cash on hand. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

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